Exhibit 3.4


                           Day, Berry & Howard
                               City Place
                    Hartford, Connecticut  06103-3499


                            January 16, 1997



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


     Re:          Insured Municipals Income Trust and
          Investors' Quality Tax-Exempt Trust, Multi-Series 286

Gentlemen:

     You have requested that we act as special counsel with respect to certain Connecticut tax aspects of Connecticut Insured Municipals Income Trust, Series 33 (the "Connecticut IM-IT Trust"), being created as part of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 286 (the "Fund").

     The Fund is created under a Trust Agreement dated the date hereof and Standard Terms and Conditions of Trust to which it refers, both among Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee. The Fund will issue units in several state trusts, one of which is the Connecticut IM-IT Trust. Each unit of the Connecticut IM-IT Trust (a "Unit") represents a fractional undivided interest in the principal and net income of the Connecticut IM-IT Trust. The Connecticut IM-IT Trust and the trust for any other state included in the Fund will each be administered as a separate and distinct entity for all purposes, each having its own separate assets, expenses, accounts, and certificates.

     You have informed us that, upon the sale of Units of the Connecticut IM-IT Trust to investors (the "Unitholders"), the assets of the Connecticut IM-IT Trust will consist of certain obligations (the "Bonds"); that certain of the Bonds have been issued by or on behalf the State of Connecticut or its political subdivisions or other public bodies created under the laws of the State of Connecticut, and the balance of the Bonds have been issued by or on behalf of entities classified for the relevant purposes as territories or possessions of the United States, including one or more of Puerto Rico, Guam, or the Virgin Islands, the interest on the obligations of which Federal law would prohibit Connecticut from taxing if received directly by the Unitholders; that, in the opinion of bond counsel to the issuers of each of the Bonds, the interest thereon is exempt from Federal income taxation; that distributions to Unitholders of interest received by the Connecticut IM-IT Trust and of amounts received thereby upon the maturity, redemption, sale, or other disposition of the Bonds will be made semi-annually except in the case of Unitholders who have elected a shorter distribution period; and that the Connecticut IM-IT Trust will obtain insurance guaranteeing the payment of principal and interest on all Bonds when due while the Bonds are held by the Connecticut IM-IT Trust, except for Bonds, if any, as to which the issuer thereof or another person has arranged for such insurance.

     You have informed us that, in the opinion of Messrs. Chapman and Cutler, for Federal income tax purposes (i) the Connecticut IM-IT Trust will not be classified as an association, but will be governed by the provisions of subchapter J of chapter 1 of the Internal Revenue Code of 1986, relating to trusts; (ii) pursuant to subpart E of said subchapter J, each Unitholder will be considered to be the owner of a portion of each asset of the Connecticut IM-IT Trust and to have a portion of each item of income of the Connecticut IM-IT Trust, in each case such portion being equal to the part of the whole thereof that the number of Units of the Connecticut IM-IT Trust held by him bears to the total number of outstanding Units of the Connecticut IM-IT Trust; (iii) each such item of income will have the same character in the hands of a Unitholder as in the hands of the Trustee; (iv) such income will be excludable from a Unitholder's Federal gross income to the extent it consists of interest excludable therefrom for Federal income tax purposes; (v) gain or loss will be recognized by a Unitholder upon the redemption or sale of his Units or upon the maturity, redemption, sale, or other disposition of a Bond held by the Connecticut IM-IT Trust; and (vi) any amounts received by the Connecticut IM-IT Trust representing maturing interest on a defaulted Bond will be excludable from gross income if, and to the same extent as, such interest would have been so excludable if paid by its issuer.

     Based on the foregoing, and relying explicitly on the opinion of Messrs. Chapman and Cutler regarding Federal income tax matters, we are of the opinion that, under existing Connecticut law:

           1. The Connecticut IM-IT Trust is not subject to any tax on or measured by net income imposed by the State of Connecticut.

          2. Interest income of the Connecticut IM-IT Trust from a Bond issued by or on behalf of the State of Connecticut, any political subdivision thereof, or public instrumentality, state or local authority, district, or similar public entity created under the laws of the State of Connecticut (a "Connecticut Bond"), or from a Bond issued by United States territories or possessions the interest on which Federal law would prohibit Connecticut from taxing if received directly by a Unitholder from the issuer thereof, is not taxable under the Connecticut tax on the Connecticut taxable income of individuals, trusts, and estates (the "Connecticut Income Tax"), when any such interest is received by the Connecticut IM-IT Trust or distributed by it to such a Unitholder.

          3. Insurance proceeds received by the Connecticut IM-IT Trust representing maturing interest on defaulted Bonds held by the Connecticut IM-IT Trust are not taxable under the Connecticut Income Tax if, and to the same extent as, such interest would not be taxable thereunder if paid directly to the Connecticut IM-IT Trust by the issuer of such Bonds.

           4. Gains and losses recognized by a Unitholder for Federal income tax purposes upon the maturity, redemption, sale, or other disposition by the Connecticut IM-IT Trust of a Bond held by the Connecticut IM-IT Trust or upon the redemption, sale, or other disposition of a Unit of the Connecticut IM-IT Trust held by a Unitholder are taken into account as gains or losses, respectively, for purposes of the Connecticut Income Tax, except that, in the case of a Unitholder holding a Unit of the Connecticut IM-IT Trust as a capital asset, such gains and losses recognized upon the maturity, redemption, sale or exchange of a Connecticut Bond held by the Connecticut IM-IT Trust are excluded from gains and losses taken into account for purposes of such tax, and no opinion is expressed as to the treatment for purposes of such tax of gains and losses recognized, to the extent attributable to Connecticut Bonds, upon the redemption, sale, or other disposition by a Unitholder of a Unit of the Connecticut IM-IT Trust held by him.

           5. The portion of any interest income or capital gain of the Connecticut IM-IT Trust that is allocable to a Unitholder that is subject to the Connecticut corporation business tax is includable in the gross income of such Unitholder for purposes of such tax.

           6. An interest in a Unit of the Connecticut IM-IT Trust that is owned by or attributable to a Connecticut resident at the time of his death is includable in his gross estate for purposes of the Connecticut succession tax and the Connecticut estate tax.

     We hereby consent, without admitting that we are in the category of persons whose consent is required, to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and to the reference to our firm as special Connecticut tax counsel in such Registration Statement and the Prospectus contained therein.

     We understand that you may deliver a copy of this opinion to the Trustee and hereby consent to the Trustee's relying on this opinion as though it were addressed to the Trustee.


                                    Very truly yours,


                                    Day, Berry & Howard